AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION
OF
BIOLASE TECHNOLOGY, INC.

Biolase Technology, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

First: That the Board of Directors of said corporation, by unanimous approval and consent of its members, filed with the minutes of the board and adopted a resolution proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of said corporation:

RESOLVED, that the Restated Certificate of Incorporation of Biolase Technology, Inc. be amended by deleting Article I thereof in its entirety and substituting therefor the following:

“FIRST. The name of the Corporation is Biolase, Inc.”

Second: That at a meeting and vote of stockholders, held on May 10, 2012, the stockholders have voted to approve the said amendment.

Third: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of the 11th day of May, 2012.

By:/s/ Federico Pignatelli

Name: Title:	Federico Pignatelli Chairman and Chief Executive Officer